SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                               Form 8-K

                             CURRENT REPORT
        PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                    EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported) April 27, 2006



                     KENNETH COLE PRODUCTIONS, INC.
           (Exact name of registrant as specified in its charter)

                     Commission File Number 1-13082


             New York                             13-3131650
(State or other jurisdiction of                   I.R.S. Employer
incorporation or organization)                    Identification Number)

                 603 West 50th Street, New York, NY 10019
                (Address of principal executive offices)

Registrant's telephone number, including area code (212) 265-1500


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see
General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.02 Disclosure of Results of Operations and Financial
Condition.

      On April 27, 2006, Kenneth Cole Productions, Inc. (the
"Company") issued a press release announcing the Company's results for the first quarter ended March 31, 2006, which press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits:

             99.1 Press Release dated April 27, 2006.

Limitation on Incorporation by Reference

      In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. The filing of this Current Report on form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.


                                    Kenneth Cole Productions, Inc.
                                    Registrant


Dated: May 1, 2006                  By:/s/ DAVID P. EDELMAN
                                    Name: David P. Edelman
                                    Title:   Chief Financial Officer

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Exhibit Index

Exhibit No.                                           Description
99.1	                                    Press Release dated April 27, 2006

                                                       Exhibit 99.1


Company Contact:                       Investor Relations Contact:
David Edelman                          James R. Palczynski
Chief Financial Officer                Principal
Kenneth Cole Productions, Inc.         Integrated Corporate Relations, Inc.
(212) 265-1500                         (203) 682-8229


--Kenneth Cole Productions, Inc. Announces 1Q 2006 Results--
  --Company Maintains Annual Guidance for EPS of $1.28 to $1.38--
--Reports 1Q Earnings Per Share of $0.15 Due to Shipments Delayed
           from March into April--
--Board Approves Quarterly Dividend of $0.18 Per Share--

      New York, New York, April 27, 2006 / PR Newswire -
Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the first quarter ended March 31, 2006. The company's first quarter revenues were $122.6 million, down 5.6% from the year ago quarter. This decline was primarily the result of a slower than anticipated start-up of a new third-party distribution center that shifted approximately $7 million of shipments from March into April. Consumer direct comparable store sales were also lower than expected. First quarter earnings per fully-diluted share were $0.15, versus the year ago quarter earnings of $0.37 per share. The Company noted that had all wholesale orders shipped as planned, sales and earnings results would have been in-line with its previous guidance for revenues of $127 to $132 million and earnings of $0.20 to $0.22 per share.
      First quarter wholesale revenues were $75.9 million, down 5.1% versus the prior year's level of $79.9 million.
Consumer direct revenues for the first quarter decreased
10.0% to $36.3 million versus $40.4 million in the same quarter last year, with a comparable store sales decline of 13.5% versus the year-ago quarter. Licensing revenue for the first quarter increased by 8.0% to $10.4 million versus
$9.6 million in the same quarter of the prior year.

      Gross margin for the first quarter was 41.8%, versus the year-ago level of 43.2%, primarily due to softness in the consumer direct segment. SG&A expense for the first quarter was 38.9% of sales versus 34.6% in the year-ago quarter, reflecting the timing shift in shipments at the end of the quarter and de-leveraging on the comparable store sales decline as well as additional expenses associated with the adoption of FASB 123(R). The Company noted that it has taken steps to reduce capital expenditures and streamline its expense structure.
      The Company's consolidated inventories of $53.7 million on March 31, 2006 were up 7.2% versus the year-ago level of $50.1 million. This again reflects the carryforward of unshipped product at quarter-end.
      Chairman and Chief Executive Officer Kenneth Cole said, "Our wholesale and licensing businesses remain healthy, as indicated by a strong backlog as well as solid performance from a wide range of categories of licensed products. We believe this illustrates, in large part, the ongoing successful implementation of our brand elevation strategy.
      "Our consumer direct business, however, remains very challenging. We are putting corrective actions into place to address the disappointing performance of our retail stores, including the adjustment of the range of various products and their respective price points."
      The Company also announced today that its board of directors had approved its quarterly dividend of $0.18 per share. The dividend is payable on June 15, 2006 to shareholders of record as of May 23, 2006.
      Also today, the Company maintained its previously issued guidance for the full year of fiscal 2006 for EPS in the range of $1.28 to $1.38 on a GAAP basis, although it now believes that its results are more likely to be in the lower end of the range. This guidance is dependent in part on expectations for improvement in consumer direct performance in the second half of the year.
      For the second quarter, the Company expects net revenues in the range of $123 to $128 million and earnings per share in the range of $0.27 to $0.30. The Company also noted that this guidance for the second quarter includes approximately $0.03 per share of incremental options and restricted stock expense and that the year ago earnings of $0.38 per share included $0.01 per share for a tax benefit relating to the American Jobs Creation Act of 2004.

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
                 Q2 2006        Q2 2005       Full yr. 2006      Full yr. 2005
                 Guidance       Actual        Guidance           Actual
GAAP EPS      $0.27 to $0.30      $0.38       $1.28 to $1.38     $1.65
Tax Benefit          --          ($0.01)            --          ($0.15)
Options/Stock     $0.03              --          $0.12              --
Non-GAAP EPS* $0.30 to $0.33      $0.37       $1.40 to $1.50     $1.50


* In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for its second quarter and full year of fiscal 2005, and guidance for the second quarter and full year fiscal 2006. This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes the non-
GAAP adjusted results provide useful information to both management and investors by excluding expenses/benefits that the Company believes are not indicative of the Company's core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the above table.


About Kenneth Cole Productions, Inc.
Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the registered trademarks KENNETH COLE
NEW YORK, KENNETH COLE REACTION, UNLISTED and TRIBECA as well as footwear under the licensed trademark "Bongo". The company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel, as well as fragrances, timepieces, eyewear, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce. Further information can be found at www.kennethcole.com.

Forward Looking Statement Disclosure
The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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
                        Kenneth Cole Productions, Inc.

                                  UNAUDITED
(In thousands, except       Quarter Ended

Per share amounts)            3/31/06        3/31/05
Net Sales                    $112,201       $120,292

Licensing Revenues             10,374          9,606
                              -------        -------
Total Revenue                $122,575       $129,898
                             ========       ========

Gross Profit                  $51,297        $56,166

Selling, Gen'l &               47,647         44,982
Admin.                        -------        -------

Operating Income                3,650         11,184

Interest and other              1,252            517
Income                        -------        -------

Income before taxes             4,902         11,701

Income tax expense              1,838          4,212
                              -------        -------

Net Income                     $3,064         $7,489
                              =======       ========


Net Income per share:
Basic                            $.15           $.38
                              =======        =======

Diluted                          $.15           $.37
                              =======        =======

Average Shares Outstanding:
Basic                          20,109         19,735

Average Shares Outstanding:
Diluted                        20,422         20,185


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
                                                  UNAUDITED
Balance Sheet Data:                   March 31, 2006          March 31, 2005
------------------                    ---------------         --------------
Cash & Marketable Securities	       $   114,942             $   106,831
Due from Factor/Accounts Receivable	 $    59,618             $    62,774
Inventory                            $    53,715             $    50,089
Total Assets                         $   345,952             $   307,879
Working Capital                      $   186,795             $   179,061
Accounts Payable                     $    33,387             $    28,246
Long-term Debt                       $         0             $         0
Total Shareholders' Equity           $   247,150             $   221,602


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